Exhibit 2.1

REAL ESTATE CONTRACT

1.  THIS CONTRACT made and entered into this 5th day of March, 2008, by and between OAK OAK, INC., a Missouri Corporation, the Seller, and GREAT AMERICAN FAMILY PARKS, INC., a Nevada Corporation, the Buyer.

AGREEMENTS TO SELL AND PURCHASE; PURCHASE PRICE AND FORMS FINANCING AGREEMENTS

2.  WITNESSETH:  That seller has sold and agrees to convey as herein provided the following described real estate in Webster County, State of Missouri, to-wit:

See Exhibit “A” attached hereto and made a part hereof by reference[1]

together with those items of personal and intangible property described on Exhibit “B” attached hereto and made a part hereof reference

3.  The purchase price is Two Million and No/100ths Dollars ($2,000,000.00) which the buyer agrees to pay as follows:  Fifty Thousand and No/100ths Dollars ($50,000.00) deposited in escrow with Lincoln Land Title Company, Springfield, Missouri, as a part of the consideration of the sale, the receipt of which is herby acknowledged. The balance of One Million Nine Hundred Fifty Thousand and No/100ths Dollars ($1,950,000.00) shall be paid as follows: An additional Two Hundred Thousand and No/100ths Dollars ($200,000.00 adjusted for closing costs and pro-rations shall be paid in cash or certified funds at closing, and the balance of One Million Seven Hundred Fifty Thousand and No/100ths Dollars ($1,750,000.00) is to be evidenced by a promissory note in substantially the form attached hereto as Exhibit “C” and made a part hereof by reference, which promissory note shall be secured by a Wrap Around Purchase Money Deed of Trust and a Security Agreement in substantially the forms attached hereto as Exhibits “D” and “E” attached hereto and made a part hereof by reference:

___________________________

1   The legal description shown on Exhibit “A” is provided by Lincoln Land Title Company of Springfield, Missouri and has not been compared by the parties or their attorneys to the legal survey of the property intended to be sold and purchased. The legal description is subject to amendment to correctly and accurately reflect the land that the parties have agreed to sell and purchase, if different in any respect to the legal description set forth on Exhibit “A”.

ASSUMPTION OF CONTRACTUAL OBLIGATIONS

4.   Subject to the additional terms of this Paragraph, Seller agrees to assign to Buyer, and Buyer agrees to assume, pay and perform, those contractual obligations described in Exhibit “F” attached hereto and made a part hereof by reference (the “Exhibit G Contracts”). Seller further agrees to exercise due diligence to obtain the written consent of each party listed on the Exhibit “F” Contracts if consent to the Assignment by Seller to Buyer is required under the terms thereof. If such consent is required but not given despite Seller’s best efforts to obtain consent, Buyer’s agreement to assume, pay and perform the obligations under each such Exhibit “F” Contract shall be of no effect, and Seller shall have the obligation to perform the terms of non-assigned contract or to negotiate the termination thereof. Seller warrants that (i) it has provided Buyer with a true, correct and complete copy of each Exhibit “F” Contract, and (ii) Seller’s obligations under each Contract are current and that it has not committed any other breach thereof, (iii) it will maintain all Exhibit “F” contracts in full force and effect until closing unless Buyer shall consent in writing to the cancellation or lapse of one or more of such Contracts; and (iv) there are no other contractual obligations not listed on Exhibit “F” that Buyer may be required to pay in order to maintain in effect an existing service to the business formerly known as the Exotic Animal Paradise. Subject to Seller’s warranties being true and correct, Buyer will indemnify and hold Seller harmless from all payments, costs, liabilities or expenses that Seller may incur under the Exhibit “F” Contracts after the date of closing as a result of Buyer’s failure to promptly and satisfactorily perform its assumed obligations thereunder.

5.  Seller shall pay all taxes, general and special, and all assessments, which have been lawfully levied or assessed on any of the real, personal or intangible property that is the subject of this Contract and which can be paid at the date of this contract, except that all general, state, county, school and municipal taxes (exclusive of rebates, penalties or interest) payable during the calendar year in which the Deed and Bill of Sale is delivered shall be pro-rated between the Seller and the Buyer on the basis of said calendar year, as of the date of the delivery of the deed.  If the amount of any such tax to be pro-rated cannot then be ascertained, pro-ration shall be computed on the amount thereof for the preceding year, and any inaccuracies in such adjustment based upon final assessments and levies shall be adjusted between the parties by December 15, 2007

TITLE AGREEMENTS; CLOSING

6  The Seller shall, within twenty (20) days from the date hereof, deliver to the Buyer at the office of Buyer’s Missouri legal counsel, Kerry D. Douglas, P.O. Box 117, 111 W. Broadway, Bolivar, Missouri 65613, a commitment for the issuance of an Owners Title Insurance Policy in the amount of the purchase price for the real estate and improvements, and the closing of title shall be conditioned upon delivery of good and marketable title and the issuance of said title insurance commitment to such effect reasonably satisfactory to Buyer.  Subsequent acceptance of such evidence of title by the Buyer shall be a waiver of time of delivery.  The Buyer shall have ten (10) days after such delivery of the Title Insurance Commitment to examine same and to inform Seller in writing of any objections thereto.  If there are objections to the title, the Buyer shall specify the objections in writing and deliver same to Seller at Sellers address for notifications as set forth later in this Contract.  The Seller shall have any such objection removed from the Commitment for Title Insurance within thirty (30) days from the date of delivery of such objections.  In case such defects in title are not rectified within the time specified, this contract shall be null and void, unless the Buyer elects to waive such objection on delivery, and the money deposited aforesaid shall be returned to the Buyer and the title insurance commitment returned to the Seller.  Closing shall be extended if necessary to allow time for the examination of and objections to the title insurance commitment, or for the correction of conditions of title to which objections are made. It is understood and agreed that the title herein required to be furnished by the Seller is one marketable in fact as these words are developed or defined in Title Standard 4 of the Missouri Bar.  It is also agreed that any encumbrances or defect in the title which is of the type or comes within the scope of any of the Title Standards of the Missouri Bar shall not constitute a valid objection on the part of Buyer, provided Seller furnishes the affidavits, or other title papers, if any, described in the applicable standard. The title insurance commitment shall become the property of the Buyer. Notwithstanding the above provisions, the title insurance commitment may reflect an existing deed of trust from Seller to the O’Bannon Banking Company (“the O’Bannon Deed of Trust”) which the Deed of Trust from Buyer to Seller will wrap-around so long as Seller complies with the provisions of Paragraph 8 of this Contract with respect to said existing Deed of Trust. Seller agrees to pay all costs related to a search of the title, the issuance of a title insurance commitment conforming to the requirements of this Paragraph, and all expenses, if any, of curing title defects. The commitment shall set forth the conditions of the title company for it to remove the exceptions for boundary line discrepancies or easements that would be revealed by a valid survey of the property; the exception for mechanic’s liens not filed for record at the closing date; the exception for violations of local zoning or subdivision ordinances; the exception for bankruptcy proceedings involving the Seller and that are not filed for record in the County in which the property is located; matters first filed for record after the effective date of the Commitment from the final Owner’s Policy; and the exception for the rights of parties in possession of the property not reflected of record. It shall be the obligation of Seller to comply with all requirements of the title company to remove these exceptions, which shall be removed and the policy issued as of the date and time of the recording of the Deed from Seller to Buyer and not as of the Commitment date. In this connection, Seller shall provide Buyer with all surveys of the real estate and the location of the improvements thereon. If Buyer shall determine that existing surveys are insufficient for its purposes, it shall have the right to enter or to cause its contractors to enter the property for the purpose of conducting a lawful survey or supplement survey to that which currently exists, as the case may be.

7.   Seller’s conveyance to Buyer may be subject to the lien of the O’Bannon Deed of

Trust so long as (i) O’Bannon gives written consent to the transfer of the property and waives its right to accelerate the indebtedness secured thereby, and (ii) O’Bannon agrees in writing to release the property from the terms of O’Bannon Deed of Trust at or before Buyer’s full payment of the indebtedness to Seller to be evidenced by the Exhibit “C” Promissory Note.

8.  This Agreement shall be closed on or before March 5, 2008 at the offices of Lincoln Land Title Company, Springfield, Missouri by Seller making, executing and delivering for immediate recording its Corporation Warranty Deed, Bill of Sale and Assignment conveying good and merchantable title to all real, personal and intangible property to Buyer, all of which shall contain warranties of title and against encumbrances, except the O’Bannon Deed of Trust. Concurrently therewith, Buyer shall make, execute and delivery for immediate recording (if recording is required to perfect an valid lien on the property) its Promissory Note, Wrap Around Deed of Trust and Security Agreement conveying to Seller a valid first purchase money lien on all property that is the subject of this Contract. Buyer hereby consents (and will execute if required) to Seller filing a UCC Financing Statement in the office of the Missouri Secretary of State and, if required because of the attachment of personal property or fixtures to the real estate, in the Office of the Recorder of Deeds of Webster County, Missouri. Seller shall permit Buyer to make a “walk-through” of the property immediately prior to closing to verify the condition of the property.

9. Full and unconditional possession of the property shall be delivered at the time of closing, subject to the special agreements described in Paragraph 16 of this Contract.

MISCELLANEOUS AGREEMENTS

10.  Risk of loss prior to closing shall be on Seller It shall be Seller's obligation to keep the improvements on the said property fully insured until the date of the delivery of the deed to the Buyer, or assume the risk of loss as provided below.  If any of the improvements on the said property are substantially damaged or destroyed by fire or other casualty prior to the closing of this sale, Buyer shall have the option of (a) accepting any insurance proceeds payable as a result of the loss (plus a credit against the purchase price for the amount of the deductibles applicable to the insurance payment) and proceeding with its performance under this Contract, or (b) taking a credit against the purchase price equal to the value of the substantially damaged or destroyed improvement as set forth in the Exhibit “F” allocation, or (c) canceling this Contract, whereupon the earnest money deposited as aforesaid shall be returned to the Buyer. If any improvements are partially damaged but may be repaired without complete removal and reconstruction, Buyer shall have the option of either accepting any insurance payable as a result of the loss plus a credit against the purchase price equal to the deductible amount of such insurance, or taking a credit against the purchase price for the cost of repairs including all labor and materials, plus 10% for the Buyer’s oversight and management of the repairs. A credit against the purchase price shall be taken from the cash due at closing.

11.  The obligation of Buyer to close is expressly contingent upon Seller providing good and merchantable title, to the agreement of a title insurance company duly licensed in the State of Missouri and that is reasonably acceptable to Buyer to issue an Owner’s Title Insurance policy conforming to the requirements of this Contract, to Seller’s warranties and agreements set forth herein being true and correct as of the date of this Contract and as of the closing date, and the Buyer’s ability to satisfy itself to its reasonable satisfaction that it can obtain all permits required by the Missouri Department of Natural Resources for the operation of the existing sewage disposal system located on the Exhibit “A” real estate, and to the conditions more fully set forth in Paragraph 16 of this Contract.

12. The obligation of Seller to close is expressly contingent upon Buyer providing a duly executed promissory note conforming to the terms and conditions of this Contract and a valid Purchase Money Deed of Trust and Security Agreement conveying a first lien on the property that is the subject of this Contact, and to Buyer’s warranties and agreements set forth herein being true and correct as of the date of this Contract and as of the closing date.

13.  It is understood and agreed that because of the commitments of the parties, TIME IS OF THE ESSENCE of this agreement. Therefore, if either party shall breach or violate the agreements and warranties herein or shall fail or refuse to close without lawful cause or excuse, the party not in breach, or who has not violated the agreements and warranties set forth herein, and who stands ready, willing and able to perform according to the terms hereof, shall be entitle to either equitable relief to compel performance, to actual damages if they may reasonably be ascertained, or to liquidated damages in the amount of Fifty Thousand and No/100ths Dollars ($50,000.00).

14.  In addition to the other contingencies of this Agreement, Buyer’s obligation to close shall also be subject to Buyer obtaining evidence satisfactory to it that the property has not been used for the handling, treatment, storage, or disposal of any hazardous or toxic substance, as defined under any applicable state or federal laws or regulations, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, as amended, and regulations under this Act, and analogous laws and regulations of the State of Missouri, and that the premises contains no hazardous or toxic substances or underground storage tanks that are in violation of any federal or state law, rule or regulation.  In this connection, Seller grants Buyer (or Buyer’s agent or contractor) access to the premises to conduct environmental studies; provided, that Buyer will not excavate the premises without the Seller’s prior written consent.  Before entering the property to conduct an environmental audit, Buyer shall cause its contractor to provide Seller with a certificate of insurance that evidences insurance for liability claims arising out of the contractor’s work on the premises and which shows Seller as an additional insured.  Seller will cause the premises to be restored to their original condition if the environmental audit disturbs the property and if the sale is not closed for any reason herein stated.

15.

The parties recite that the East property line of the property runs through two older buildings, which are to be removed by Buyer within twenty-four (24) months after closing. If the buildings have not been removed within the time provided, Seller may remove the same at any time during the following twenty-four month period. Each party grants to the other a temporary easement to trespass upon the property of the other as reasonably necessary for a party to proceed as required or authorized hereunder. Such easement shall terminate after the work required or authorized by this Paragraph as been fully completed or at the end of forty-eight (48) months, whichever is the shorter period.

16.

Each party represents that no real estate broker or agent is entitled to a commission as a result of this transaction; and each party will protect and hold the other harmless from all costs or expenses that may be incurred as a result of any claims asserted by a broker or agent for a commission arising out of an agency contract signed or purported signed by a party thereto.

17.  Each party shall furnish the other with such corporate authorizations as may reasonably be required by legal counsel for each party, or as a condition to the issuance of either an Owner’s or Lender’s Title Insurance policy. The parties executing this Contract warrant that they are duly authorized and empowered to execute this Contract for and on behalf of the party that the signer purports to represent.

18. Buyer may assign its rights under this Contract to Wild Animal, Inc., a newly formed Missouri corporation but no such assignment shall relieve Buyer of its obligations hereunder. If so assigned, the Deed by Seller shall be made by Wild Animal, Inc. and the Promissory Note, Wrap Around Deed of Trust, Security Agreement and all other closing and financing documents shall be executed by said corporation. Buyer however must either execute as co-maker or guaranty the Promissory Note as Seller may require.

19. A party who is found to have breached or violated any agreement or warranty hereunder, or who fails or refuses to perform this Contract without lawful cause or excuse, shall, in addition to all other damages or remedies to which the other party is entitled, also pay all costs incurred by the other party, including reasonable attorney’s fees, that such party may incur as a result of the violation or breach by the other party.

20. All notices required or authorized to be given hereunder shall be mailed, certified, return receipt requested, or sent by a nationally recognized provide courier service, with all postage or delivery fees fully pre-paid. Notices shall be effective on the date received or if the recipient shall fall or refuse to accept deliver, then twenty-four (24) hours after delivery was validly attempted. If intended for Seller, notices shall be sent to:

Oak Oak, Inc.

Attn: Anthony H. Oddo

Highway TT and MM

P.O. Box 1305

Sunrise Beach, MO 65079;

and if intended for Buyer, notices shall be sent to:

Great American Family Parks, Inc.

Attn: Dale Van Voorhis

5684 Pioneer Trail

Hiram OH 44234;

with a copy to be sent to:

Kerry D. Douglas, Esq

DOUGLAS, HAUN & HEIDEMANN, P.C.

P.O. Box 117, 111 W. Broadway

Bolivar, MO 65613

IN WITNESS WHEREOF, the parties hereto have executed this contract the day and year first above written and acknowledge receipt of one copy of this contract.

	GREAT AMERCIAN FAMILY		OAK OAK, INC.
PARKS, INC.

By	/s/ Larry Eastland	By	/s/Anthony H. Oddo

	Larry Eastland, Director		Anthony H. Oddo, President
	(Printed Name of Signer)		(Printed Name of Signer)

	/s/ James Meikle		President
	(Title/Position with Buyer)		(Title/Position with Seller)

James Meikle, Vice President
(Printed Name of Signer)

/s/ Dale Van Voornis
(Title/Position with Buyer)

Dale Van Voornis
(Printed Name of Signer)

President, COO
(Title/Position with Buyer)

	BUYER		SELLER

EXHIBIT “A” – LEGAL DESCRIPTION OF REAL ESTATE

Part of Lots 4, 5, 6 and 7 in Sections 6, Township 29, Range 10, and the South part of Section 32, Township 30, Range 19, all in Webster County, Missouri, described as follows:

Commencing at a worm-eaten rock at the Southeast corner of Section 6, Township 29, Range 19;  thence North 01°18'26" West along the East line of said Section 6, a distance of 8894.09 feet to an iron pin set;  thence South 57°15'16" West, a distance of 673.65 feet to an iron pin set for a point of beginning;  thence South 57°15'16" West, a distance of 1241.81 feet to an iron pin set:  thence North 56°59'55" West, a distance of 2138.10 feet to an iron pin set on the East right of way of a county road;  thence Northerly along said East right of way, the following 11 calls to an iron pin set:  North 8°17'26" West, a distance of 290.04 feet;  thence Northerly on a curve to the right with a radius of 1017.01 feet with a chord bearing of North 5°31'49" West an arc length of 97.99 feet;  thence North 02°46'11" West, a distance of 216.91 feet;  thence Northerly on a curve to the left with a radius of 495.85 feet with a chord bearing of North 16°55'25" West an arc length of 244.98 feet;  thence North 31°04'39" West, a distance of 287.91 feet;  thence Northerly on a curve to the right with a radius of 326.17 feet with a chord bearing of North 11°57'31" West an arc length of 217.68 feet;  thence North 7°09'37" East, a distance of 417.82 feet;  thence Northerly on a curve to the right with a radius of 2469.22 feet with a chord bearing of North 9°02'22" East an arc length of 161.97 feet to a point of reverse curve;  thence Northerly on a curve  to the left with a radius of 981.03 feet with a chord bearing of North 04°58'41" East an arc length of 203.43 feet;  thence North 00°57'45" West, a distance of 585.06 feet;  thence North 02°42'30" West, a distance of 975.35 feet to the North right of way of a county road;  thence North 86°01'49" West along the said North right of way, a distance of 466.07 feet to an iron pin set on the East right of way of a county road;  thence North 00°07'57" East along said East right of way, a distance of 729.75 feet to the South right of way of Burlington Northern Railroad;  thence North 74°10'15" East along said South right of way, a distance of 2048.37 feet to an iron pin set;  thence South 15°49'45" East, a distance of 452.51 feet to the North line of Paradise Lakes, a subdivision per the plat recorded in PCA-322 of the Deed Records of said Webster County, Missouri;  thence South 79°53'47" West, a distance of 329.10 feet to the Northwest corner of said Paradise Lakes;  thence along the West line of said Paradise Lakes South 07°31'23" East, 393.19 feet to an existing fence post;  thence South 25°29'21" West, 15.53 feet to an existing fence post;  thence South 07°28'30" East, 90.33 feet to an existing fence post;  thence North 83°11'45" East, 8.15 feet to an existing fence post;  thence South 07°36'22" East, 315.97 feet to an existing fence post;  thence North 85°13'51" East, 20.60 feet to an existing fence post;  thence South 09°27'06" East, 426.25 feet to an existing iron pin;  thence departing said West line of Paradise Lakes South 09°27'06" East, 1295.59 feet to an iron pin set;  thence North 88°41'08" East, 741.35 feet to an existing iron pin at the Northwest corner of Lot 19 of said Paradise Lakes;  thence along said West line of Paradise Lakes South 01°20'37" East, 1299.15 feet to an existing iron pin;  thence South 22°35'46" East, 73.66 feet to an existing iron pin;  thence South 12°32'21" East, 115.70 feet to an existing iron pin;  thence South 25°25'20" East, 134.07 feet to an existing iron pin;  thence North 12°05'12" East, 129.61 feet to an existing iron pin;  thence South 35°27'29" East, 102.44 feet to an existing iron pin;  thence South 32°57'31" East, 134.00 feet to an existing iron pin;  thence South 42°37'15" East, 85.36 feet to an existing iron pin;  thence South 23°28'01" East, 62.15 feet to an existing iron pin;  thence South 41°03'18" East, 61.79 feet to an existing iron pin;  thence South 42°50'05" East, 42.38 feet to an existing iron pin;  thence South 25°52'59" East, 92.91 feet to an existing iron pin;  thence South 33°59'17" East, 38.82 feet to an existing iron pin;  thence South 50°33'51" East, 46.39 feet to an existing iron pin;  thence South 28°20'37" East, 221.07 feet to the point of beginning;

EXHIBIT “B” – LIST OF PERSONAL AND INTANGIBLE PROPERTY

(See Following Page)

Feb 19 08 11:42a Dale Van Voorhis 330 274 5313 p.2
FROM : ODDO PROPERTIES PHONE NO. : JAN. 30 2008 01:05PM P4

Equipment:

Grain Bin-5,000 bushel
1994 Chevy Truck with flatbed
2005 Kabota 3430
  Brush Hog, front loader and bucket
  Finish Mower
15 Picnic Tables
Hoses
Air Compressor
120 x 40 Tent
EZ-Go Feed Truck
1990 Safari Tram
Camper
Trailer
Noah's Ark
Playground Equipment
2 pumps for fountains

Office Equipment:

Outdoor Sound System
Security TV Camera
3 Desks
Office Supplies
Records
2 POS ICE Cash Register Systems
2 DELL Computers
2 Printers - office
Avaya Phone System with outdoor horns and speakers
Hughes Net
Goanimalparadise.com Website
Goanimalparadise @gmail.com - E- Mail

Gift Shop:

All items and fixtures
Beaver Candy Vending Machine
Popcorn Machine Vending Machine
11 Beaver Feed Token Machines
Token Machine
Tokens
5 Kiddie Rides

Go-Karts:

13 Go Karts
11 Singles
2 Duely - Timer automatic shut off steel tracks
Machinery and tools

EXHIBIT “C” -- FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$1,750,000.00

FOR VALUE RECEIVED THE UNDERSIGNED (“MAKER”0 PROMISES TO PAY TO THE ORDER OF

Oak Oak, Inc., C/O O’Bannon Banking Company, _______________________________ (“Payee”), (or at such other place as the holder may designate in writing and the O’Bannon Banking Company may approve in writing)

THE PRINCIPAL SUM OF DOLLARS ($1,750,000.00), with interest from March 5, 2008 at the rate of 8% PER CENT per centum (8% per annum, lawful money of the United States of America. Principal and interest shall be paid as follows;

Monthly installments of $12,840.94 for 35 months with a balloon payment due on April 5, 2011, subject to extension at the option of Maker for an additional 24 months as provided below. Each installment shall be first applied to the payment of accrued interest, and the balance to principal.

The first payment is due on April 5, 2008, and all subsequent payments shall be due on the same day of each month thereafter until the maturity of this Note, or as such maturity may be extended. Maker shall have a 15 day grace period within which to make all payments.

Maker shall have the right to extend the maturity date for an additional 24 months upon the payment of $50,000.00 in addition to the regular monthly payments. Such payment, together with a regular monthly payment, shall be made by not later than the 15th day following the original maturity date, and if such payment is made, the maturity date shall automatically be extended without further actions or agreements by either party.

Buyer shall be entitled to a 10% discount of the then unpaid principal balance if this note paid in full on or before March 5, 2013.

Maker will keep a 3 month reserve in an interest bearing account at O’Bannon Bank. If Maker shall default in a monthly payment, Payee may assert and Maker will authorize the Bank to pay Payee the defaulted payment and in such event, the Maker’s default shall be deemed to have been cured. If Payee exercises its right to declare the unpaid principal balance, accrued interest and other lawful costs and charges due and payable in full, and if after foreclosure of the real estate and the exercise of Payee’s rights under the Security Agreement, a deficiency remains due and payable, Payee shall be entitled to demand and receive the funds in the reserve account, but not in excess of the remaining balance due, including costs of collection. Maker grants Payee a security interest in such account for the purposes of this Paragraph.

THIS NOTE MAY BE PREPAID AT ANY TIME WITHOUT PENALTY

If default be made in the payment of any Installment under this note, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this note. The failure of the holder of this note to enforce its rights upon default in any of the terms of this note shall not constitute a waiver of any such right in the event of a subsequent default. If suit is instituted to collect this note or any portion thereof, Maker agrees to pay, in addition to the costs and disbursements as are allowed by law, such additional sums as the court may adjudge reasonable as attorney’s fees in such suit. The makers, sureties, guarantors and endorsers hereof severally waive presentment for payment, protest, notice of protest and of non-payment of this note.

WILD ANIMAL, INC. /S/ JAMES R. MEIKLE
BY:	JAMES R. MEIKLE, PRESIDENT

EXHIBIT “D” -- FORM OF DEED OF TRUST

WRAP-AROUND DEED OF TRUST

THIS DEED, made and entered on March _______, 2008, by and between Wild Animal, Inc. a Missouri Corporation, party of the first part, GRANTOR, and Kendall McPhail, of the State of Missouri, of the County of Greene, party of the second part, and Oak Oak, Inc, a Missouri Corporation,, party of the third part, GRANTEE. Grantee’s mailing address is: Highway TT and MM, P.O. Box 1305, Sunrise Beach, MO 65079.

WITNESSETH: That the said party of the first part, in consideration of the debt and trust hereinafter mentioned and created, and the sum of Five and No/100 Dollars ($5.00) to them paid by the said party of the third part, the receipt of which is hereby acknowledged, do by these presents grant, bargain, and sell, convey and confirm unto the said party of the second part, the following described real estate, situated in the County of Webster in the State of Missouri, to-wit:

See Exhibit “A” attached hereto and made a part hereof by reference

Together with all rights, interest, privileges, easements, and appurtenances thereunto appertaining, and the rents, issues, and profits thereof, and together with all improvements and fixtures now or hereafter erected thereon, including all heating, air conditioning, lighting, plumbing and water supply apparatus, storm windows and doors, window screens, screen doors, window shades, awnings, locks, fences, including gates, trees, shrubs, and such other fixtures and improvements used or useful in the operation of the premises and all of the rentals, royalties, bonuses, payments and delay monies which may at any time become due and payable under or by virtue of the terms of any and all oil, gas, coal and mineral leases now or hereafter covering said lands and all water, flowage, floodage, irrigation, and drainage rights pertaining to said property. Possession of said premises is now delivered to the Trustee, upon the conditions herein contained.

TO HAVE AND TO HOLD, the same with all the rights, privileges and appurtenances thereto belonging unto said party of the second part, its successors and assigns forever. IN TRUST, however, for the following purposes:

WHEREAS, the said party of the first part did on the _______ day of March, 2008, make and deliver to the said party of the third part, its promissory note for the sum of One Million Seven Hundred Fifty Thousand and No/100ths Dollars ($1,750,000.00) with interest thereon from March ______, 2008, at the rate of Eight Percent (8%) per annum, said indebtedness being payable as provided in one or more promissory notes or other instruments, which bear(s) a maturity date of March ______, 2011, subject to extension at the option of Party of the First Party on the conditions described in the Promissory Note until March ______, 2013.

NOW, THEREFORE, for better securing said indebtedness, said party of the first part covenants and agrees of said promissory note, and each of them, that said above described real estate is now free and clear from encumbrances except for the first deed of trust to O’Bannon Banking Company, hereinafter referred to, and that all general and special taxes shall be promptly paid, and in case there shall be any default in the punctual payment of any of said general and special taxes at any time hereafter, the said party of the third part or its assigns, at its option may pay same or redeem said property; and all amounts so expended under the provisions of this deed of trust, together with Eight Percent (8%) per annum interest on all such expenditures from date so paid, shall become a debt, due in addition to the indebtedness aforesaid and secured in like manner by this deed of trust.

Party of the first part covenants and agrees with party of the third part and its assigns: (1) that it will defend the title to the aforesaid premises against all claimants whomsoever except those claiming by, under or through the party of the third part in violation of its Warranty Deed to Party of the First Party of even date herewith; (2) to pay when due all taxes, liens, judgments, or assessments, lawfully assessed against said property; (3) to keep said property insured to the reasonable satisfaction of the party of the third part ; (4) that it will pay, on or before the due date, all real estate taxes or assessment lawfully levied against the property; (5) that it will not remove or permit to be removed, unless agreed in writing by first party and third party including as agreed in that certain Real Estate Contract between party of the first part and party of the third part dated March ______, 2008, any buildings, improvements, or fixtures hereby conveyed (unless replaced with buildings of equal or greater value), and will maintain improvements in good repair and refrain from the commission of waste; (6) that in the event the premises or any part thereof are taken under the power of eminent domain or by condemnation, the said third party shall have the right to require all or part of the net proceeds of the award (after payment of reasonable attorneys fees and other costs incurred in connection with such condemnation) to be applied to the debts secured hereby; (7) that the third party and its duly authorized agents or representatives shall have the right to inspect the premises at reasonable times and intervals; (8) that third party may extend or defer the maturity of, and renew and reamortize said indebtedness, release from liability any party liable thereon, and release from the lien hereof portions of the property conveyed hereby without affecting the priority hereof or the liability of first party or any other party for the payment to be secured hereby; (9) that if the first party defaults in the payment of said indebtedness, or with respect to any warranty, covenant, or agreement herein contained or contained in the Security Agreement of even date herewith granted in favor of third party, then at third party's option, the entire indebtedness secured hereby shall forthwith become due and bear interest as provided in the promissory note hereinabove described, and said third party shall have the right to enter upon and take possession of said premises and to foreclose this instrument; (10) to reimburse third party for all costs and expenses incurred by him in any suit to foreclose this deed of trust, or in any suit in which said third party may be obliged to defend or protect their rights or lien acquired hereunder, including all title fees, court costs, reasonable attorney fees, and other expenses and such sums shall be secured hereby; (11) that in any foreclosure action or other proper proceedings, the court may appoint a receiver for said premises, with the usual powers of receivers in like cases;

(12) that in the event of the death or resignation, absence from the state, refusal and neglect, or other inability of the Trustee or of any substitute trustee to act or for any reason satisfactory to the holder of the indebtedness hereby secured, said holder is hereby empowered to appoint, by written instrument, a substitute trustee or successive substitute trustee, who shall thereupon in turn become vested with and succeed to all the rights, interests, estate, powers, and duties of the Trustee hereunder; and upon the appointment of such substitute trustee, all of the rights, interests, estate, powers, and duties of the person herein named as Trustee, or of any substitute trustees previously appointed, shall terminate; (13) that to protect the security of this deed of trust, first party agrees that if first party shall sell, convey, or alienate the property described above or any interest therein in any manner or way, whether voluntarily or involuntarily, or contract to do any of the foregoing, or shall transfer, sell, assign or pledge twenty-five percent (25%) or more of the equity or ownership interests in party of the first part without the prior written consent of the holder hereof, the holder hereof may, at its option, declare any portion of the entire amount of principal and interest in the aforesaid promissory note to be immediately due and payable; (14) that if first party shall well and truly pay the indebtedness hereby secured, and shall well and truly keep and perform the covenants and agreements herein contained, this trust shall be void; but if default be made in the payment of said indebtedness or in the fulfillment of the covenants and agreements herein contained, this conveyance shall remain in force, and said Trustee, or in the case of its death, resignation, absence from the state, refusal, neglect, or other inability to act, or the appointment of a substitute trustee, then the substitute trustee last appointed, or, in case of its death, resignation, absence from the state, refusal, neglect, or other inability to act, the then acting sheriff of said County of Webster, State of Missouri, at the request of the legal holder of said indebtedness, may sell the property hereinbefore described, or any part thereof, at public vendue, at the front door of the courthouse in the County Seat of Webster County, Missouri, to the highest bidder, for cash first giving twenty (20) days' notice of the time, terms, and place of sale, and of the property to be sold, by advertisement in some newspaper published in said county; and upon such sale shall execute a deed to the property so sold to the purchaser thereof, and shall receive the proceeds of such sale, out of which he shall pay, FIRST, the costs and expenses of executing this trust; NEXT, any money advanced for taxes, insurance or other advancements, as above provided, together with interest thereon at the rate herein specified; NEXT, the amount unpaid on said indebtedness, with interest accrued thereon; and the remainder, if any, shall be paid to borrowers or their legal representatives.

This deed of trust is subject to and subordinate to a first deed of trust dated the _______ day of ______________, 20______, made between party of the third party and O’Bannon Banking Company, and recorded in the Webster County Recorder's office in Book _______ at Page ______ (the “First Mortgage”), said deed of trust constituting a first lien on the premises described above. The Fist Mortgage secures an indebtedness in the original or maximum principal mount of $______________________. Party of the third party will remain personally liable for all indebtedness secured by the First Mortgage, and agrees to pay or cause to be paid the payments due under said indebtedness as and when due, it being understood and agreed that party of the first part does not assume or agree to pay the payments of principal of or the interest on the First Mortgage.

Party of the first part agrees to comply with all the terms, provisions, and conditions of the First Mortgage other than those applicable to the payment of principal and interest due under the indebtedness thereby secured. Failure of party of the first part to comply with each and every one of the terms, provisions, and conditions of the First Mortgage after the date of this instrument (other than in respect to payments of principal and interest due under the indebtedness secured by the First Mortgage or any obligation that existed on the date hereof but was not performed by party of the third party), shall constitute a default under this deed of trust and shall entitle third party, at their option, to exercise any and all rights in case of a default under this instrument.

Third party covenants and agrees not to enter into any agreement with the holder of the First Mortgage modifying or amending any of the provisions dealing with the payment of principal and interest thereunder, other than to obtain extension of time to pay the same for terms that are at least as long as the term of the note secured by this instrument.

Party of the third part covenants and agrees that if they shall satisfy the First Mortgage prior to the maturity date of said First Mortgage, third party will cause to be recorded a deed of release releasing said First Mortgage as a lien on the above described property.

Third party further agrees to pay and cause to be released the aforesaid First Mortgage upon full payment by first party to third party of the indebtedness referred to herein.

Second party hereby lets the premises herein conveyed to first party until a sale be had under the foregoing provisions upon the following terms and conditions, to-wit: That first party and all persons claiming or possessing the premises by, through, or under them, shall pay rent during said term at the rate of one cent per month, payable monthly upon demand, and shall at once, upon the execution of a deed by said party of the second part or persons acting in its place as Trustee, to the purchaser or purchasers at such sale, surrender peaceable possession of said premises without notice or demand, and for failure to surrender possession become tenants of said purchaser or purchasers from month to month, at a monthly rental which shall be in the amount of Twelve Thousand and No/100ths Dollars ($12,000.00) per month; and, the term for said month-to-month rental shall begin on the day such deed is executed and delivered to the purchaser or purchasers at the aforesaid foreclosure sale.

It is further agreed between first party and third party that third party shall pay all payments of interest, principal and other lawful costs and expenses under all indebtedness secured by the First Mortgage and shall not permit the same to come into default; and if such default shall occur, party o the third part shall be liable to party of the first part for all damages, costs and expenses (including reasonable attorney’s fees) that it shall incur arising out of such default. Further, in the event that party of the third part shall default in payments required under the terms of the instruments made to evidence the indebtedness secured by the First Mortgage, party of the first part may (but shall not be required, to make any such payments; and if such payments are made, it shall receive full credit therefor against any accrued interest and principal owed to third party, and shall not be further obligated to make any installments or other payments of any type to third party to the extent and in the amounts of any such payments made to the holder of the First Mortgagee.

By their signatures hereto, the third party does hereby agree to perform the various covenants and provisions contained herein that impose a duty of performance upon them.

IN WITNESS WHEREOF, the said first party has hereunto set their hands the day and year first above written.

WILD ANIMAL, INC

By
James R. Miekle, President

ATTEST:

Secretary
OAK OAK, Inc.

By
Anthony H. Oddo, President
ATTEST:

Secretary

STATE OF MISSOURI

)

)  ss.

COUNTY OF GREENE

)

On this ________ day of March, 2008, before me personally appeared James R. Meikle, to me known, who being by me duly sworn, did say that he is the President of Wild Animal, Inc., a corporation and that said instrument was executed on behalf of said corporation by authority of its Board of Directors, and the said James. R. Meikle acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal, at my office in Springfield, Missouri, the day and year first above written.

My term of office as a Notary Public will expire

Notary Public

STATE OF MISSOURI

)

)  ss.

COUNTY OF GREENE

)

On this ________ day of March, 2008, before me personally appeared Anthony H. Oddo, to me known, who being by me duly sworn, did say that he is the President of Oak Oak, Inc., a corporation and that said instrument was executed on behalf of said corporation by authority of its Board of Directors, and the said Anthony H. Oddo acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal, at my office in Springfield, Missouri, the day and year first above written.

My term of office as a Notary Public will expire

Notary Public

EXHIBIT “E” – FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

This Agreement is made March 5, 2008, between Wild Animal, Inc., a Missouri Corporation, herein referred to as debtor, and Oak Oak, Inc., a Missouri Corporation, herein referred to as secured party.

In consideration of the mutual covenants and promises set forth herein, debtor and secured party agree:

1.  CREATION OF SECURITY INTEREST

Debtor hereby grants to secured party a security interest in the collateral, described in Section Two, to secure the performance and payment of debtor's note dated March 5, 2008, in the amount of One Million Seven-Hundred Thousand and Fifty Thousand Dollars,($1,750,000.00) given to secured party and payable as to principal and interest as therein provided; all expenditures by secured party for taxes, insurance, repairs to and maintenance of the collateral and all costs and expenses incurred by secured party in the collection and enforcement of the note and other indebtedness of debtor; future advances to be evidenced by like notes to be made by debtor to secured party at secured party's option; and all liabilities of debtor to secured party now existing or hereafter incurred, matured or unmatured, direct or contingent, and any renewals and extensions thereof and substitutions therefor.

2.  DESCRIPTION OF COLLATERAL

The collateral subject to this security agreement, herein referred to as collateral, is the personal property of the following description:

See Exhibit “A” attached hereto and made a part hereof by reference together with all equipment, parts, appliances, accessions, and appurtenances now or hereafter placed thereon, all of which shall be a component part of collateral.

3.  OBLIGATIONS OF DEBTOR, GENERALLY

a.  PAYMENT. Debtor shall pay to secured party the sum evidenced by the above mentioned note or any renewals or extensions thereof executed pursuant to this security agreement in accordance with the terms of such note and any other obligations that now exist or may hereafter accrue from debtor to secured party, including all future advances that may be made at the option of secured party as provided herein.

b.  WARRANTIES AND REPRESENTATIONS. Debtor warrants and covenants that:

()  Except for the security interest hereby granted, debtor has, or on acquisition will have, full fee simple title to collateral free from any lien, security interest, encumbrance, or claim, and debtor will, at debtor's cost and expense, defend any action that may affect secured party's security interest in, or debtor's title to, collateral, except any claims asserted by, through or under Secured Party in breach of its warranties of ownership and against encumbrances under that certain Bill of Sale of even date herewith wherein Secured Party is the Assignor and debtor is the Assignee.

()  Collateral is used or is to be used primarily for business purposes.

()  Collateral is being acquired by debtor with the proceeds of the loan evidenced by the above mentioned note.

c.  PERFORMANCE OF AGREEMENT. Debtor shall perform all covenants and agreements set forth in this security agreement.

4.  OBLIGATION OF SECURED PARTY

Secured party shall make the loan to debtor as agreed and as evidenced by the above mentioned note.

5.  PROCEEDS OF COLLATERAL

Debtor hereby grants to secured party a security interest in and to all proceeds of collateral, as defined by 400.9-306(l) RSMo.  This provisions shall not be construed to mean that debtor is authorized to sell, lease, or dispose of collateral without the consent of secured party; provided, that debtor may sell any of the collateral so long as it is replaced prior to or concurrently with such sale with property having substantially the same function and that is of equal or greater value that the value of the collateral that is sold.

6.  FINANCING STATEMENT

Debtor hereby grants secured party the right to file UCC1 Financing Statements with such public offices as secured party may determine is required to perfect its security interest. If requested by secured party, debtor will sign any such UCC-1s or renewals thereof.

7.  LOCATION AND IDENTIFICATION OF COLLATERAL

Debtor will keep collateral separate and identifiable and at the property commonly known as Exotic Animal Paradise in Webster County, Missouri.

8.  ALIENATION OF COLLATERAL

Debtor will not, without the written consent of secured party, sell, contract to sell, lease, encumber, or otherwise dispose of collateral or any interest therein until this security agreement and all debts secured thereby have been fully satisfied, except as if provided in Section 5 hereof.

9.  INSURANCE

Debtor shall insure collateral with companies acceptable to secured party against such casualties and in such amounts as secured party shall require.  The insurance shall be for the benefit of debtor and secured party as their interests may appear. Secured party is hereby authorized to collect from the insurance company any amount that may become due under any of such insurance, and the secured party may apply the same to the obligations hereby secured.

10.  TAXES AND ASSESSMENTS

Debtor shall pay promptly when due all taxes and assessments levied on collateral or on its use and operation.

11.  PROTECTION OF COLLATERAL

Debtor shall keep collateral in good order and repair; debtor shall not waste or destroy collateral or any part thereof; and debtor shall not use collateral in violation of any statute or ordinance. Secured party shall have the right to examine and inspect collateral at any reasonable time.

12.  REIMBURSEMENT OF EXPENSES

Secured party may at its option and at any time discharge taxes, liens, or interest on collateral, perform or cause to be performed for and on behalf of debtor any actions and conditions, obligations, or covenants that debtor has failed or refused to perform, or pay for the repair, maintenance, and preservation of collateral.  All sums so expended shall bear interest from the date of payment at the rate of twelve per cent (12%) per year, shall be payable at the place designated in the above mentioned note, and shall be secured by this security agreement.

13.  TIME OF PERFORMANCE

When performing any act under this security agreement and the note secured thereby, time shall be of the essence.

14.  WAIVER

Failure of secured party to exercise any right or remedy, including but not limited to the acceptance of partial or delinquent payments, shall not be a waiver of any obligation of debtor or right of secured party or constitute a waiver of any other similar default subsequently occurring.

15.  DEFAULT

If debtor fails to pay when due any amount payable on the above mentioned note or on any other indebtedness of debtor secured hereby, or shall fail to observe or perform any of the provisions of this agreement, debtor shall be in default.

16.  REMEDIES

On any default, and at any time thereafter:

a.  Secured party may declare all obligations secured hereby immediately due and payable and may proceed to enforce payment of the same and exercise any and all of the rights and remedies provided by 400.9-500 et seq. RSMo. as well as any and all other rights and remedies possessed by secured party.

b.  Secured party shall have the right to remove collateral from debtor's premises.  Secured party may require debtor to assemble collateral and make it available to secured party at any place to be designated by secured party that is reasonably convenient to both parties.  For purposes of removal and possession of collateral, secured party or its representatives may enter any premises of debtor without legal process, and debtor hereby waives and releases secured party of and from any and all claims in connection therewith or arising therefrom.

c.  Unless collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, secured party shall give debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of debtor shown herein at least 10 days before the time of the sale or disposition.  Expenses of retaking, holding, preparing for sale, selling, or the like shall include reasonable attorney's fees and legal expenses incurred by secured party.

17.  GOVERNING LAWS

a.  This security agreement shall be construed according to Chapter 400 RSMo (1986, as amended) and other applicable laws of the State of Missouri.

b.  All terms used herein that are defined in Chapter 400 RSMo (1986, as amended) shall have the same meaning herein as therein defined.

IN WITNESS WHEREOF, the parties have executed this agreement at Springfield, Missouri the day and year first above written.

Wild Animal, Inc.

By
President

SECURED PARTY

EXHIBIT “F” – LIST OF CONTRACTS ASSUMED BY SELLER